Exhibit  3.5

               ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION

Pursuant to 7-110-106, Colorado Revised Statutes (C.R.S.), the individual named below causes these Articles of Amendment to its Articles of Incorporation to be delivered to the Colorado Secretary of State for filing, and states as follows:

1.     The  name  of  the  corporation  is:  Sonic  Jet  Performance,  Inc.
2. The date the following amendment(s) to the Articles of Incorporation was adopted: August 21, 2003.
3. The text of each amendment adopted (include attachment if additional space needed):
4.     If  changing  the  corporation  name, the new name of the corporation is:
Force  Protection,  Inc.
5. If providing for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:
6.     Indicate  manner  in  which  amendment(s)  was  adopted  (mark only one):
____ No shares have been issued or Directors elected - Adopted by Incorporator(s0
____No shares have been issued but Directors have been elected - Adopted by the board of directors
     ____Shares have been issued but shareholder action was not required - Adopted by the board of directors
     __x_The number of votes cast for the amendment(s) by each voting group entitled to vote separately on the amendment(s) was sufficient for  approval  by  that  voting  group  -  Adopted by shareholders
7. Effective date (if not to be effective upon filing) ____(Not to exceed 90 days)
8. The (a) name or names, and (b) mailing address or addresses, of any one or more of the individuals who cause this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document if refused, ia: Brian Faulkner, A Professional Law Corporation, 27127 Calle Arroyo, Suite 1923, San Juan Capistrano, California 92675.

Sonic  Jet  Performance,  Inc.
By:  /s/  Michael  Watts
Name:  Michael  Watts
Title:  Pres  &  CEO